Exhibit 99.1

Jaco Electronics Reports Income from Continuing Operations of $603,000 in Fiscal 2009 Third Quarter

HAUPPAUGE, N.Y.--(BUSINESS WIRE)--May 20, 2009--Jaco Electronics, Inc. (Nasdaq: JACO):

Conference Call:	May 20, 2009 at 4:00 p.m. ET
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Jaco Electronics, Inc. (Nasdaq: JACO), a global distributor and integrator of customized flat panel display solutions (LCD), today reported results for its fiscal 2009 third quarter ended March 31, 2009.

Summary of Fiscal 2009 Third Quarter Results* ($ in thousands, except per-share data)
	Three Months Ended March 31,
	2009	2008
Net sales	$10,691	$14,870
Gross profit	1,778	2,512
Selling, general and administrative expenses	2,520	2,484
Claim settlement**	(1,490)	-
Operating income	748	28
Interest expense	135	499
Income (loss) from continuing operations	603	(483)
Loss from discontinued operations	(436)	(111)
Net income (loss)	167	(594)
Income (loss) per share from continuing operations	$0.10	$(0.08)
Loss per share from discontinued operations	$(0.07)	$(0.01)
Basic and diluted net earnings (loss) per share	$0.03	$(0.09)

*As a result of the transaction with WPG Americas, Inc., which was announced November 7, 2008 and completed January 7, 2009, and the resulting discontinuation of electronic component sales, the Company is reporting results from both continuing and discontinued operations.

**As a result of a settlement in connection with alleged price fixing by component manufacturers, the Company recorded $1.49 million for the three months ended March 31, 2009.

Jaco Chairman and Chief Executive Officer Joel Girsky, stated, “The economic recession in the United States has materially impacted our March quarter revenues and remains a challenge today. However, we have been able to maintain gross margins in-line with the fiscal 2008 third quarter, we benefited from a settlement claim, and also incurred notably lower interest expenses as we utilized the proceeds from the recent sale of our electronic components distribution business to significantly reduce bank debt.

“Jaco’s fiscal third quarter and nine-month operating results reflect discontinued operations. These are attributable to expenses incurred related to the divestiture of our components business. Our SG&A expenses during the current quarter were impacted by overhead that was in place to support the transition following the close of the WPG transaction in early January. We expect SG&A to decline in fiscal Q4.

“Our decision to focus Jaco’s corporate resources exclusively on the display industry reflects our long-term commitment and growth in this space. This leverages the Company’s value-added engineering capabilities, extensive flat panel integration expertise and supply chain management experience. With a wealth of key alliances and relationships in place with a majority of the top LCD industry suppliers and an enhanced and streamlined corporate structure, I believe Jaco is very well positioned to capitalize upon economic and industry recoveries,” concluded Mr. Girsky.

About Jaco Electronics

Jaco is a leading distributor and integrator of display (LCD) and embedded computer solutions and related components. The Company operates an in-house display integration center housing its engineering and manufacturing staff and operations. The integration center allows Jaco to provide customers with unique, value-added solutions and a “one-stop” source for their display and integration requirements. For more information, please visit www.jacoelectronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release provides historical information and includes forward-looking statements. Although we believe that the expectations in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while considered reasonable by our management, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond our control, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by us of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. We caution that, among others, the factors below, which are discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as amended, and in our other filings with the Securities and Exchange Commission, could cause our results to differ materially from those stated in the forward-looking statements. These factors include (i) the highly cyclical nature of our industry and the adverse impact of downturns in our industry; (ii) our dependence on a limited number of suppliers for the products we distribute and most of our distribution agreements are cancelable upon short notice; (iii) the market for our products is very competitive and our industry is subject to rapid technological change; (iv) our dependence on individual purchase orders and absence of long-term supply agreements exposes us to customer cancellations, reductions or delays; (v) our substantial leverage and debt service obligations; (vi) volatility in the pricing of components; (vii) disruptions in transportation of our products by third party carriers; (viii) potential warranty and/or product liability risks inherent in the products we sell; and (ix) our dependence on the continued service of key members of our management and technical personnel.

JACO ELECTRONICS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (unaudited) ($ in thousands, except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008

Net sales	$10,691	$14,870	$46,805	$48,880

Gross profit	1,778	2,512	8,096	8,872

Selling, general & administrative expenses	2,520	2,484	8,250	7,640
Impairment of goodwill	-	-	1,271	-
Claim settlement	(1,490)	-	(1,690)	(480)
Operating income	748	28	265	1,712

Interest expense	135	499	947	1,654
Income (loss) from continuing ops before taxes	613	(471)	(682)	58

Income tax provision	10	12	29	38

Income (loss) from continuing operations	603	(483)	(711)	20

Loss from discontinued operations	(436)	(111)	(16,669)	(756)

Net income (loss)	$167	$(594)	$(17,380)	$(736)

Per share information:
Basic and diluted loss per common share:

Income (loss) from continuing ops	$0.10	$(0.08)	$(0.11)	$-
Loss from discontinued ops	$(0.07)	$(0.01)	$(2.65)	$(0.12)

Net income (loss)	$0.03	$(0.09)	$(2.76)	$(0.12)

Weighted average common shares outstanding

Basic and Diluted	6,294,332	6,294,332	6,294,332	6,294,332

Summary Balance Sheet As of March 31, 2009 (unaudited)		Supplemental Financial Statistics
Accounts Receivable (net)	$9,020,698	Per Share Price (5/19/09)	$0.78
Inventories (net)	$8,636,442	Book Value Per Share	$0.92

Revolving Credit Facility	$7,147,079
Accounts Payable and Accrued Expenses	$9,557,393
Shareholders’ Equity	$5,817,174

CONTACT:
Jaco Electronics, Inc.
Jeffrey D. Gash, 631-273-5500
Chief Financial Officer
jgash@jacoelect.com
or
Jaffoni & Collins Incorporated
Joseph N. Jaffoni / Robert L. Rinderman, 212-835-8500
jaco@jcir.com